Exhibit 3.1

Amendment No. 1 to the Amended and Restated Bylaws of A. H. Belo Corporation

(adopted and effective April 3, 2020)

Article III, Section 2 of the Company’s Amended and Restated Bylaws is hereby amended to read in its entirety as follows:

“Section 2.  Number of Directors.  The number of directors of the corporation constituting the Board of Directors shall not be less than four (4) nor more than eight (8), determined from time to time in accordance with these Bylaws by resolution of the Board of Directors.”